EXHIBIT 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
Komag Reports Record Fourth Quarter Revenue
and FY 2006 Financial Results
     — Revenue up 32.7%, net income up 32.0% in the fourth quarter of 2006 over prior year
     — FY 2006 revenue up 36.7% and net income up 36.2% over 2005
     — Over 1 million PMR disks shipped in fourth quarter
FOR IMMEDIATE RELEASE
SAN JOSE, Calif., Jan 24, 2007— Komag, Incorporated (Nasdaq: KOMG), a leading independent supplier of thin-film media for disk drives, today announced record revenue of $255.9 million and diluted earnings per share of $1.39 for the fourth quarter of 2006. Komag also reported record revenue of $937.7 million and diluted earnings per share of $4.75 for the 2006 fiscal year. These financial results represent a 32.7% increase in revenue and a 29.9% increase in diluted earnings per share over the same quarter last year. Fiscal year 2006 revenue increased 36.7% and diluted earnings per share were up 33.8% over the prior fiscal year.
Tim Harris, Komag’s Chief Executive Officer stated, “We are pleased that we achieved record revenue and earnings for both the fourth quarter and full year of 2006. This is the tenth consecutive quarter of increasing revenue for Komag. Overall demand for our products continues to be strong for both our perpendicular magnetic recording media (PMR) as well as our longitudinal magnetic recording media (LMR). We shipped over one million PMR disks during the fourth quarter of 2006. Based on the strong demand in the fourth quarter, we increased our finished media capacity to slightly above our expected 40 million disk per quarter target level through our increased manufacturing productivity.”
Gross margin for the fourth quarter was negatively impacted by an unfavorable Malaysian Ringgit currency rate change which primarily occurred in December of 2006.
Net income in the fourth quarter and the year included a $7 million tax benefit from the reversal of certain valuation allowances related to deferred income tax assets.
Fourth Quarter Review
Sales to Western Digital, Seagate and Hitachi Global Storage Technologies accounted for 42%, 37% and 18% of total revenue in the fourth quarter of 2006, respectively. Total finished disk shipments were 42.1 million in the fourth quarter of 2006.
High capacity 3.5-inch advanced disks with storage capacities of 160GB and above represented approximately 36% of total finished disk shipments in the fourth quarter of 2006. This included shipments of over one million PMR disks. These disks are primarily targeted for high capacity desktop and multi-platter consumer applications. These rapidly growing consumer applications include personal video recorders (PVRs), digital video recorders (DVRs), high definition television (HDTV), external storage, gaming and other home entertainment devices.

Other revenue, which includes sales of aluminum substrates, nickel-plated polished aluminum substrates and textured substrates, accounted for 11% of total revenue in the fourth quarter. Komag is the world’s largest hard disk aluminum substrate manufacturer. While substrates are primarily produced for internal use in the manufacture of finished disks, the high quality of Komag’s substrates has led to continuing market opportunities to sell substrates externally to strategic customers, particularly for PMR quality substrates.
Business Outlook
Mr. Harris said, “Komag is continuing to ramp up our PMR media in the first quarter of 2007. We expect that shipments of PMR media will continue to increase significantly during 2007. We have also begun sampling both 65mm glass and aluminum PMR media and we expect to qualify into several programs in 2007.
We expect that total revenue for the first quarter of 2007 will be down approximately 2% to 3% compared to the fourth quarter of 2006 and up approximately 20% over the first quarter of 2006. Our revenue outlook for the first quarter includes an expected decrease in overall unit demand for finished media of 4% to 6% due to normal seasonality. We also expect an increase in our blended average selling price for finished media, driven by an improving product mix. Further, we expect an increase in substrate sales to approximately 14% of total revenue in the first quarter.
With our expected revenue, the mix of finished media and substrate sales and certain cost increases, our net margin is expected to be in the range of 12% to 14% in the first quarter of 2007. Our 2007 income tax rate is expected to be approximately 5% in the first quarter of 2007. Our income tax rate in 2006 excluding the fourth quarter tax benefit adjustment was approximately 2.4%.
During the first quarter of 2007, we expect to maintain our quarterly finished media capacity at approximately 41 million disks.
Komag is committed to supporting the growing demand for digital storage by maintaining our high quality, low cost manufacturing structure, providing advanced technology products and excellent customer support. We will continue to provide appropriate capacity in conjunction with strategic supply agreements with our customers, with the goals of growing our business and providing long term financial returns to our stockholders.”
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems.
For more information about Komag, visit Komag’s Internet home page at http://www.komag.com. The Investors section of the website provides a variety of financial and investor information, including an investor presentation. To request an investor packet, call Komag’s Investor Relations at 408-576-2901.

Forward-Looking Statements
This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the Company’s current judgment and include, but are not limited to, the expectation that revenue in the first quarter of 2007 is expected to be down 2% to 3% compared to the fourth quarter of 2006, the Company’s expectations regarding product transition plans and increase in the production of PMR products, the Company’s expectations regarding finished media unit production capacity in the first quarter of 2007 and during 2007, the Company’s expectations for PMR media shipments during 2007, the Company’s expectation regarding overall unit demand for finished media during the first quarter of 2007 and during 2007, the Company’s expectation that during the first quarter of 2007 substrate sales will increase to approximately 14% of revenue, the Company’s expectation that net margin could be in the range of 12% to 14% in the first quarter of 2007, the Company’s expectation that the 2007 income tax rate will be approximately 5% in the first quarter of 2007, the Company’s ability to accurately estimate costs, net margin, the market for unit shipments of disks and disk drives, the Company’s belief in continued increased demand trends, and the benefits of the Company’s increased capacity arrangements with its customers and market growth opportunities. The Company’s actual results for future periods could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the Company’s ability to achieve operating yield, cost and profitability targets, changes in the currency exchange rate for the Malaysian ringgit as a result of the managed float system, continued customer demand and the impact of demand variation on factory utilization, the performance by the Company and customers of their obligations under the respective increased capacity arrangements, changes in demand, changes in the price and availability of raw materials (including ruthenium which has recently experienced significant price increases), the Company’s ability to increase capacity, variability in demand and associated impact on average selling price of disks, the Company’s ability to satisfy customer qualification requirements and meet shipping demands, the Company’s expectation that industry unit demand will continue to grow and not decline and the Company’s ability to produce new generation disks in volume and the other factors described in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

KOMAG, INCORPORATED
Condensed Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	December 31, 2006	October 1, 2006	January 1, 2006	December 31, 2006	January 1, 2006
Net Sales	$255,929	$239,608	$192,920	$937,676	$685,946
Cost of Sales	194,088	177,828	138,217	689,994	497,213

Gross Profit	61,841	61,780	54,703	247,682	188,733
Gross Profit %	24.2%	25.8%	28.4%	26.4%	27.5%
Research, Development, and Engineering Expense	15,408	17,621	12,830	64,185	48,873
Selling, General, and Administrative Expense	7,289	9,971	6,210	34,409	23,622
(Gain) Loss on Disposal of Assets	(145)	(133)	(345)	(364)	(1,694)

Operating Income	39,289	34,321	36,008	149,452	117,932
Interest Income	1,510	1,559	1,981	7,007	5,327
Interest Expense	(441)	(441)	(441)	(1,764)	(1,765)
Other Income (Expense), Net	7	2	(67)	(426)	(415)

Income before Income Taxes	40,365	35,441	37,481	154,269	121,079
Provision for (Benefit from) Income Taxes	(6,144)	943	2,246	(3,264)	5,442

Net Income	$46,509	$34,498	$35,235	$157,533	$115,637

Net Income %	18.2%	14.4%	18.3%	16.8%	16.9%

Basic Net Income per Share	$1.54	$1.15	$1.20	$5.27	$3.99

Diluted Net Income per Share	$1.39	$1.04	$1.07	$4.75	$3.55

Basic Shares Outstanding	30,138	29,969	29,476	29,919	29,003

Diluted Shares Outstanding	33,715	33,565	33,329	33,566	33,042

KOMAG, INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2006	January 1, 2006
	(Unaudited)	(NOTE 1)
ASSETS

Cash and Cash Equivalents	$129,632	$99,984
Short-Term Investments	41,500	105,050
Receivables, Net	140,230	116,217
Inventories	104,181	54,000
Other Current Assets	2,119	1,846

Total Current Assets	417,662	377,097

Property, Plant, and Equipment, Net	542,585	351,046
Deferred Income Taxes	7,346
Other Assets	10,094	3,308

TOTAL ASSETS	$977,687	$731,451

LIABILITIES AND STOCKHOLDERS’ EQUITY

Trade Accounts Payable	$139,477	$97,901
Customer Advances	127,181	102,898
Other Liabilities	25,412	28,585

Total Current Liabilities	292,070	229,384

Long-Term Debt	80,500	80,500
Long-Term Deferred Rent	3,091	2,562

Stockholders’ Equity	602,026	419,005

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$977,687	$731,451

NOTE 1:	The Condensed Consolidated Balance Sheet at January 1, 2006 was derived from the audited financial statements.

KOMAG, INCORPORATED
Condensed Consolidated Statements Of Cash Flows
(In thousands)

	Year Ended
	December 31, 2006	January 1, 2006
	(Unaudited)	(NOTE 1)
Operating Activities
Net income	$157,533	$115,637
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, and equipment	79,488	44,519
Other non-cash items	15,938	10,596
Changes in operating assets and liabilities	(1,520)	74,772

Net cash provided by operating activities	251,439	245,524

Investing Activities
Acquisition of property, plant, and equipment	(286,082)	(155,613)
Short-term investments, net	63,550	(27,350)
Other	(6,652)	3,139

Net cash used in investing activities	(229,184)	(179,824)

Financing Activities
Proceeds from sale of common stock, net	3,586	7,874

Net cash provided by financing activities	3,586	7,874

Effect of exchange rate changes on cash and cash equivalents	3,807	—

Increase in cash and cash equivalents	29,648	73,574
Cash and cash equivalents at beginning of period	99,984	26,410

Cash and cash equivalents at end of period	$129,632	$99,984

NOTE 1:	The Condensed Consolidated Statement of Cash Flows for the year ended January 1, 2006 was derived from the audited financial statements.